UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2008

SheerVision, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27629	23-2426437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4030 Palos Verdes Drive N., Suite 104, Rolling Hills, CA	90274
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 265-8918

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On March 20, 2008, the Registrant granted incentive stock options to purchase an aggregate of 1,025,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) under its 2007 Stock Option Plan to employees and consultants of the Registrant at an exercise price of $0.20 per share, with half of the options vesting on the date of grant and the other half vesting on December 31, 2008.

Of these options, options to purchase 200,000 shares of Common Stock were granted to Suzanne Lewsadder, the Registrant’s Chief Executive Officer, Treasurer and a member of the Board of Directors, options to purchase 200,000 shares of Common Stock were granted to Jeffrey Lewsadder, the Registrant’s President, Secretary and a member of the Board, and options to purchase 150,000 shares of Common Stock were granted to Suzanne Puente, the Registrant’s Chief Financial Officer. Jeffrey Lewsadder is the husband of Suzanne Lewsadder.

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On March 25, 2008, the Registrant entered into a loan agreement (the “Agreement”) with an unaffiliated shareholder of the Registrant (the “Lender”) providing for a loan to the Registrant of up to $300,000 carrying an interest rate of 9% per annum. The Agreement further provides that principal and interest of the loan is repayable nine months from the date of the execution of the Agreement or earlier upon the occurrence of an event of default. The loan is secured by a first priority security interest on the Registrant’s collateral. Additionally, the Agreement provides the Lender with an option to receive a warrant exercisable for up to 600,000 shares of the Registrant’s Common Stock (depending on the amount loaned) at an exercise price of $0.25 per share.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

10.1	Form of Loan Agreement dated March 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2008

SHEERVISION, INC. By: /s/ Suzanne Lewsadder Name: Suzanne Lewsadder Title: Chief Executive Officer